Exhibit 99.1

NEWS RELEASE

Corporate Headquarters • 220 Occidental Avenue South• Seattle, WA 98104

For more information contact:

Weyerhaeuser

Analysts – Andy Taylor, 206-539-3907

Media – Nancy Thompson, 919-861-0342

Weyerhaeuser Appoints Paul Hossain as Senior Vice President and Chief Development Officer
Hossain to replace Russell Hagen, who is retiring at the end of 2024

SEATTLE, Nov. 11, 2024 — Weyerhaeuser Company (NYSE: WY) today announced the appointment of Paul Hossain as senior vice president and chief development officer, effective January 1, 2025. In this role, he will oversee the company’s Real Estate, Energy & Natural Resources segment, including its Natural Climate Solutions business, as well as Business Development and Acquisitions and Divestitures. Hossain currently serves as vice president of Natural Resources and Climate Solutions for the company. He will be taking over for Russell Hagen, who is retiring at the end of 2024 but will serve as a strategic advisor to support the leadership transition.

“Paul brings deep and diverse experience in environmental and natural resource management, real estate and business development, including more than 18 years in our industry,” said Devin Stockfish, president and chief executive officer. “Mostly recently, he has played an instrumental role in building and scaling our Natural Climate Solutions business — including driving significant growth in renewable energy development and carbon capture and sequestration projects on our land — and we look forward to his expertise and strategic vision on the senior management team.”

“This is a tremendous honor and opportunity,” Hossain said. “We have extensive expertise within our Corporate Development organization, from real estate and A&D to business development, conservation, forest carbon and renewable energy. And I’m excited to leverage our unique advantages as a fully integrated forest products company as we work to grow the value of our portfolio and build on our positive climate impact at Weyerhaeuser.”

“I also want to congratulate Russell on his retirement and thank him for his outstanding leadership and contributions to our company,” Stockfish said. “Between his roles as chief financial officer and leading our Corporate Development organization, Russell has significantly elevated our internal capabilities at Weyerhaeuser — particularly around portfolio analytics and climate solutions — and we are grateful for all he has done to grow the business and position us to capitalize on emerging opportunities for our company.”

ABOUT PAUL HOSSAIN
Paul Hossain joined Weyerhaeuser in 2016 through a merger with Plum Creek, and he has more than three decades of experience in management, business development and engineering. At Weyerhaeuser, Hossain has held a series of progressive leadership roles in natural resources, energy, real estate and climate solutions — most recently overseeing the development of energy, minerals, and carbon capture and sequestration projects within the company’s Corporate Development organization. Hossain is a registered Professional Engineer and a Board-Certified Environmental Engineer, and he serves on the board of the U.S. Endowment for Forestry and Communities. He earned a bachelor of science in civil engineering from Northeastern University, and he also completed executive management programs at the University of Washington and Emory University.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls approximately 10.5 million acres of timberlands in the U.S., as well as 14 million acres of timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around real estate, climate solutions, energy and natural resources, among others. In 2023, the company generated $7.7 billion in net sales and employed approximately 9,300 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.